EXHIBIT 99.1

For additional information, contact:
T. Heath Fountain
Executive Vice President and
Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. ANNOUNCES
PRELIMINARY EARNINGS OUTLOOK FOR FIRST QUARTER OF 2014

ALBANY, Ga. (April 22, 2014) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced a preliminary earnings outlook for the first quarter ended March 31, 2014.  The Company offers this preliminary information to provide certain context for the proposed acquisition announced earlier this morning.  The Company plans to announce complete unaudited quarterly information on Thursday, April 24, 2014, after market close.

As has been the case over the past year, the change in loan discount accretion related to FDIC-acquired loans has created significant volatility in the Company's earnings.  Over the past four quarters, the loan discount accretion related to FDIC-acquired loans varied on a sequential basis as much as $2.6 million.  Because of that volatility and due to the occurrence of other unusual items from time to time, such as gains on acquisitions, the Company desires to highlight some of these variations to aid investor understanding of comparable-period results.

Net income for the first quarter ended March 31, 2014, is expected to total $1.3 million or $0.18 per diluted share, down 61% from $3.4 million or $0.45 per diluted share for the linked quarter and down 66% from $3.9 million or $0.52 per diluted share for the year-earlier quarter.  Total shares outstanding at the end of the first quarter of 2014 is expected to be 7,834,517, and basic and diluted weighted average shares outstanding for the first quarter of 2014 are expected to be 7,422,044 and 7,581,731 shares, respectively.  Book value and tangible book value (a non-GAAP measure) at the end of the first quarter of 2014 are expected to be $17.03 and $16.40 per share, respectively.

The expected decline in net income on a linked-quarter basis reflects primarily a $2.4 million decline in loan discount accretion from FDIC-acquired loans, coupled with steady negative accretion of the FDIC loss-share receivable, an increase of $282,000 in FDIC loss-share clawback expenses and a $783,000 decline in mortgage banking fees, reflecting increased loan production that was more than offset in a pricing decline as loans were sold in the secondary market.

The expected decline in net income compared with the first quarter of 2013 reflects primarily a $4.2 million gain on acquisitions in the first quarter of 2013 that did not recur in the current-year quarter and a $2.2 million increase in salaries and employee benefits related to the Company's mortgage expansion, which together were partially offset by a $910,000 improvement in interest income on loans held for sale and a $409,000 increase in interest income on securities.

About Heritage Financial Group, Inc. and HeritageBank of the South

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily Georgia, Florida and Alabama through 29 banking locations, 15 mortgage offices, and 5 investment offices. As of March 31, 2014, the Company had total assets of approximately $1.4 billion and total stockholders' equity of approximately $128 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investors.

HBOS Announces Preliminary Results for First Quarter 2014

April 22, 2014

Cautionary Note Regarding Forward Looking Statements

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words or phrases "opportunities," "prospects," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions.  The forward-looking statements made herein represent the current expectations, plans or forecasts of the Company's future results and revenues.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and includes this statement for purposes of these safe harbor provisions.  These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company's control.  Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.  Investors should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks, discussed under Item 1A. "Risk Factors" of the Company's 2013 Annual Report on Form 10-K and in any of the Company's subsequent SEC filings.  Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in its other filings with the SEC.

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